Exhibit 10.1

November 16, 2018

VIA HAND DELIVERY (CONFIDENTIAL)

Mr. John G. Sharkey

TSR, Inc.

24 Wintergreen Dr.

Melville, New York 11747

Re:       Amendment to Employment Agreement

Dear John:

Reference is made to your Employment Agreement with TSR, Inc. (“TSR” or the “Corporation”) effective as of June 1, 2015 (the “Employment Agreement”). Capitalized terms used in this letter (“Letter Amendment”), but not otherwise defined herein, shall have the respective meanings ascribed to them in the Employment Agreement.

By way of background:

●	Section 7(a) of your Employment Agreement provides that, upon the occurrence of a Change in Control, you have the right to terminate your employment under the Employment Agreement by written notice provided by you to TSR within ninety (90) days after the event constituting a Change in Control.

●	Your Employment Agreement further provides that, if you exercise your termination right pursuant to Section 7(a), you will be entitled to the cash payment and benefits continuation set forth in Section 7(d) of the Employment Agreement (such payment and benefits continuation, the “Change in Control Benefits”).

●	The Employment Agreement also provides that a Change in Control occurs in the event of “an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (treating all classes of outstanding voting securities or other securities convertible into voting securities as if they were converted into voting securities) (the ‘Voting Securities’) by any ‘person’, ‘entity’ or ‘group of affiliated persons’ (as such terms are used for purposes of Section 13(d) or 14(d) (collectively ‘Persons’) of the Securities Exchange Act of 1934, as amended (the ‘1934 Act’) (other than Joseph Hughes or a group which includes Joseph Hughes) immediately after which such Person has ‘Beneficial Ownership’ (within the meaning of Rule 13(d)-3 promulgated under the 1934 Act and irrespective of any vesting or waiting periods) of twenty (20%) percent or more of the combined voting power of the Corporation’s then outstanding Voting Securities; unless immediately after such acquisition Joseph Hughes beneficially owns a greater percentage of the Voting Securities than such Persons;”

●	On August 23, 2018, Zeff Capital L.P. (“Zeff”) filed an Amendment to Schedule 13D with the Securities and Exchange Commission (the “SEC”) reporting a purchase by Zeff of shares of TSR’s common stock on August 21, 2018, and that as a result of such purchase, Zeff was the beneficial owner of approximately 22.3% of the Corporation’s issued and outstanding common stock.

●	As a result of the purchase of additional shares of the Corporation’s common stock by Zeff on August 21, 2018 as reported by Zeff in the Amendment to Schedule 13D that Zeff filed with the SEC on August 23, 2018, a Change in Control occurred on August 21, 2018 under the terms and provisions of your Employment Agreement (the “August 21, 2018 Change in Control Event”).

This Letter Amendment shall serve to memorialize our agreement, with respect to the August 21, 2018 Change in Control Event, to amend Section 7(a) of the Employment Agreement to extend the period in which you must exercise your termination right thereunder from ninety (90) days to two hundred eighty (280) days after the August 21, 2018 Change in Control Event. Accordingly, subject to your agreement and acceptance by signing this Letter Amendment below by not later than November 19, 2018, Section 7(a) of the Employment Agreement is hereby deemed amended such that you shall have until May 28, 2019 to exercise your termination right under Section 7(a) that arose out of the August 21, 2018 Change in Control Event.

TSR appreciates that you are agreeing to this Letter Amendment and is hopeful that you will not choose to exercise your rights under Section 7(a) (as amended). However, should you elect to do so, by providing written notice of termination on or before May 28, 2019, TSR acknowledges that you shall be entitled to the Change in Control Benefits. More specifically, if you timely exercise your right to terminate under Section 7(a) (as amended), then (a) the cash portion of your Change in Control Benefits (as amended) will be payable in a single lump-sum no later than August 14, 2019, and (b) the benefits continuation portions of your Change in Control Benefits will commence upon your separation from service. For the avoidance of doubt, if, for example, you were to exercise your right to terminate under Section 7(a) effective as of April 30, 2019, then the cash portion of your Change in Control Benefits would be calculated as follows: (1) 2x base salary, plus (2) 2x FYE 5/31/2018 bonus amount, plus (3) 11/12ths of FYE 5/31/2018 bonus amount.

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Except as specifically amended by this Letter Amendment, your Employment Agreement shall remain unmodified and in full force and effect.

TSR, Inc.

By:	/s/ Christopher Hughes
Christopher Hughes,
Chairman, CEO & President

Agreed and Accepted this 16th day of November, 2018

/s/ John G. Sharkey
John G. Sharkey

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